SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                Date of Report:     (Date of earliest event reported):
                January 28, 1999    (January 14, 1999)

                                   Xceed Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

       0-13049                                       13-3006788
(Commission File Number)                    (I.R.S. Employer Identification No.)

                  488 Madison Avenue, New York, New York 10022
              (Address and zip code of principal executive offices)

                                  212-753-5511
                         (Registrant's telephone Number)



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ITEM 5.  Other Events

         1. On January 14, 1999, the Company's wholly owned subsidiary Reset, Inc. was merged into the Company, and accordingly, Reset, Inc. now operates as a division of Xceed Inc. under the name "Reset." Also on January 14, 1999, the Company's wholly owned subsidiary Mercury Seven, Inc. was merged into the Company, and accordingly, Mercury Seven, Inc. now operates as a division of the Company under the name "Mercury Seven." Additionally on January 14, 1999, the Company changed its name from "X-ceed, Inc." to "Xceed Inc."

     2. On January 21, 1999, the Company's board of directors unanimously voted to redeem the Company's outstanding Redeemable Class B Warrants (the "Class B Warrants"). Pursuant to the terms of the warrant agreement dated October 31, 1988 (the "Warrant Agreement"), the Company has the right to redeem the Class B Warrants if the average closing bid price of the Company's common stock for twenty (20) consecutive business days ending within fifteen (15) days of giving the Notice of Redemption exceeded $9.00 a share. The average closing bid price of the Company's common stock between December 23, 1998 and January 21, 1999 (20 business days) exceeded $9.00 a share. The Company issued a Notice of Redemption on January 22, 1999 which was transmitted to the Company's warrant agent, American Stock Transfer & Trust Co., for mailing to holders of record of the Class B Warrants and broker-dealers holding the Class B Warrants for their customers. Under the terms of the Warrant Agreement, if holders elect to exercise their Class B Warrants, the last day for exercise is February 20, 1999. Holders of Class B Warrants who elect to redeem their Class B Warrants have until the close of business, 5:00 P.M. (New York time), February 21, 1999 to surrender their certificates for redemption and receive a redemption price of $.40 for each Class B Warrant redeemed. As of January 19, 1999, the Company's transfer agent reported that there were 1,883,758 Class B Warrants outstanding.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Xceed Inc.
                                       (Registrant)

                                       By: /s/ Werner Haase
                                           Werner Haase,  President


DATED:  January 28, 1999


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


Exhibits

2(i) Certificate of Merger of Mercury Seven, Inc. into X-ceed, Inc. and Name Change*
2(j)     Certificate of Merger of Reset, Inc. into Xceed Inc.*
20(g)    Notice of Redemption dated January 22, 1999*


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         *  Filed herewith






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